Exhibit 18.1

July 28, 2006

Board of Directors
Gerber Scientific, Inc.
83 Gerber Road West
South Windsor, CT 06074

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended April 30, 2006 and issued our report thereon dated July 28, 2006. As described in Note 1 to the consolidated financial statements, the Company has notified us of its change in the timing of its annual goodwill impairment test from an approach in which the annual goodwill impairment analysis for each reporting unit was staggered by quarter to an approach where the annual goodwill impairment test for each reporting unit will be performed in the fourth quarter of each fiscal year. It should be understood that the preferability of one acceptable method of accounting over another for a change in dates of the annual goodwill impairment test has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company's circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20, Accounting Changes.

Very truly yours,

/s/ PricewaterhouseCoopers LLP